Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of China Fitness & Beauty Inc. of our report dated March 15, 2011 relating to the financial statements which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

Goldman Kurland and Mohidin LLP
Encino, California
May 16, 2011